Exhibit 10.3

March 19, 2021

Mr. J. Melville Engle

8778 E. 152nd Place

Thornton, CO 80602

Dear Mel:

On behalf of Predictive Oncology, Inc. (the “Company”), I am very pleased to offer you the position of Chief Executive Officer of Predictive Oncology, Inc. This letter establishes the terms of your employment with the Company if you accept this offer. You will remain Chairman of the Board unless otherwise determined by the Board or you resign from that position.

If you accept this offer of employment, your effective start date will be March 20, 2021. Your salary will be at an annualized level of $475,000 payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. This amount is only subject to reduction in the event of an across-the-board reduction. You will not receive additional compensation for being Chairman or a member of the Board.

You will be eligible to receive an annual bonus ranging up to 50% of base salary, or at the Board’s discretion, a higher percentage based on your performance vs. annual MBO/Objectives. Your bonus for 2021 will be prorated for the portion of the year during which you are employed by the Company. The Compensation Committee will be the evaluator of your performance, will solicit input from you and various board members and will make the final decision on the bonus amount.

You will be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time to its senior executive officers, subject to applicable eligibility requirements. The Company reserves the right to make any modifications to this benefits package that it deems appropriate from time to time. In your position as Chief Executive Officer, you will receive five weeks of vacation.

Each year, you will be granted Restricted Stock, with the program to be structured to reward performance and result in officer retention. The annual Long-Term Incentive Plan (“LTIP”) awards will each vest after three years (rolling) subject to continued employment, with the amount that vests to be based on two or more measures of employment performance, including shareholder return (increase in common stock price and accomplishment of profit budgets).

Based on your performance, an increased common stock price (goal established at the commencement of each year’s grant) and continued employment over a 3-year period:

1.	You will be granted 100,000 Restricted Stock shares on January 1st of each calendar year (3-year vesting). The first award will be made effective March 19, 2021, the date of employment, or such later time as shareholder approval is obtained as described below.

2.	These award amounts may be adjusted from year-to-year so that the targeted values of LTIP awards represent the appropriate percentage of total compensation

3.	If advantageous for tax planning or other reasons, these awards may be restricted stock units (RSUs) rather than Restricted Stock.

You would also be eligible for grants of stock options or other equity awards at the discretion of the Compensation Committee.

Any grants of equity awards, including those above, will be made from the Company’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan’) or successor plans. There must be sufficient shares available under the plan reserve for any of these grants, meaning that some of these grants may be subject to obtaining shareholder approval of an increase to the plan reserve. There are currently only 554,000 shares available under the 2012 Plan, meaning that the grants of the awards described above may not be made until shareholder approval of an amendment to the 2012 Plan to increase the share reserve. If shareholder approval is necessary for the Restricted Stock or RSU awards described above and is not obtained during the calendar year in which an award is required to be made, the Company may pay a cash award of equivalent value.

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. If your employment is terminated without cause (to be defined in the Employment Agreement), you will receive 12 months salary as severance.

If you accept employment with the Company, this offer letter, in conjunction with an Employment Agreement that embodies substantially the same terms, will set forth the terms of your employment. This letter and Employment Agreement will supersede any previous discussions or offers, no matter what their source. Any future modifications of or additions to the terms set forth in this letter or your Employment Agreement will be of no effect unless in writing and signed by you and an officer of the Company.

I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Charles L. Nuzum

Charles L. Nuzum

On Behalf of the Compensation Committee

ACCEPTANCE

I accept employment with Predictive Oncology, Inc. under the terms set forth in this letter:

Signed:	/s/ J. Melville Engle

March 19, 2021